MALT 2006-1

Collateral Stratification Report

1. Legend

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw you indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter's obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

2. Pool Summary

Number of Loans: 994
Aggregrate Scheduled Principal Balance: $280,037,006
Minimum Scheduled Principal Balance: $33,912
Maximum Scheduled Principal Balance: $1,944,683
Average Scheduled Principal Balance: $281,727
Minimum Mortgage Interest Rate: 5.250%
Maximum Mortgage Interest Rate: 7.250%
WA Mortgage Interest Rate: 6.444%
Minimum Remaing Scheduled Term: 236
Maxinum Remaining Scheduled Term: 360
WA Remaining Scheduled Term: 356
Minimum Original LTV: 16.46%
Maximum Original LTV: 95.00%
WA Original LTV: 69.89%
Latest Maturity: 20360101
Prepay %: 32.71%
Interest Only %: 17.79%
Conforming %: 62.56%
BLN %: 0.07%
WA Seasoning: 3
WA Original Term: 359

3. Range of Original Principal Balances

Range of Original Principal Balances	# of Loans	Aggregate Balance	% of Aggregate Balance
$25,001 - $50,000	9	$391,899	0.14%
$50,001 - $75,000	27	1,736,290	0.62
$75,001 - $100,000	53	4,720,156	1.69
$100,001 - $125,000	73	8,304,094	2.97
$125,001 - $150,000	84	11,637,332	4.16
$150,001 - $175,000	78	12,767,237	4.56
$175,001 - $200,000	73	13,845,798	4.94
$200,001 - $250,000	141	31,728,743	11.33
$250,001 - $300,000	120	33,269,060	11.88
$300,001 - $350,000	75	24,442,360	8.73
$350,001 - $400,000	54	20,172,148	7.2
$400,001 - $450,000	53	22,509,278	8.04
$450,001 - $500,000	49	23,390,560	8.35
$500,001 - $550,000	35	18,282,241	6.53
$550,001 - $600,000	17	9,808,148	3.5
$600,001 - $650,000	25	15,647,325	5.59
$650,001 - $700,000	3	2,045,200	0.73
$700,001 - $750,000	6	3,741,808	1.34
$750,001 - $800,000	2	1,575,414	0.56
$800,001 - $850,000	3	2,531,842	0.9
$850,001 - $900,000	1	885,907	0.32
$900,001 - $950,000	2	1,827,148	0.65
$950,001 - $1,000,000	2	1,995,820	0.71
$1,000,001 or more	9	12,781,198	4.56
Total:	994	$280,037,006	100.00%
Average Original Bal: 282,970

4. Range of Loan Interest Rates

Range of Loan Interest Rates	# of Loans	Aggregate Balance	% of Aggregate Balance
5.126% - 5.250%	1	$460,427	0.16%
5.251% - 5.375%	2	875,935	0.31
5.376% - 5.500%	8	3,049,808	1.09
5.501% - 5.625%	13	6,783,352	2.42
5.626% - 5.750%	43	14,045,527	5.02
5.751% - 5.875%	53	17,853,188	6.38
5.876% - 6.000%	59	20,183,504	7.21
6.001% - 6.125%	44	12,689,044	4.53
6.126% - 6.250%	68	22,148,828	7.91
6.251% - 6.375%	102	29,874,674	10.67
6.376% - 6.500%	123	37,304,678	13.32
6.501% - 6.625%	103	23,811,934	8.5
6.626% - 6.750%	131	33,077,113	11.81
6.751% - 6.875%	91	23,753,250	8.48
6.876% - 7.000%	57	12,563,669	4.49
7.001% - 7.125%	42	9,696,146	3.46
7.126% - 7.250%	54	11,865,930	4.24
Total:	994	$280,037,006	100.00%
Weighted Average: 6.444%

5. Range of Original Loan to Value Ratios

Range of Original Loan to Value Ratios	# of Loans	Aggregate Balance	% of Aggregate Balance
50.00% or less	117	$28,002,841	10.00%
50.01% - 55.00%	29	10,134,650	3.62
55.01% - 60.00%	58	19,230,399	6.87
60.01% - 65.00%	94	30,669,597	10.95
65.01% - 70.00%	107	32,431,187	11.58
70.01% - 75.00%	117	35,130,227	12.54
75.01% - 80.00%	425	113,710,727	40.61
80.01% - 85.00%	6	1,642,666	0.59
85.01% - 90.00%	27	6,542,668	2.34
90.01% - 95.00%	14	2,542,044	0.91
Total:	994	$280,037,006	100.00%
Weighted Average: 69.89

6. Property Type

Property Type	# of Loans	Aggregate Balance	% of Aggregate Balance
Single Family	781	$224,359,904	80.12%
Two- to Four-Family	97	28,480,910	10.17
Condominium	94	20,573,642	7.35
Planned Unit Development	12	3,815,822	1.36
Coop	7	1,832,229	0.65
Multifamily > 4 units	3	974,500	0.35
Total:	994	$280,037,006	100.00%

7. Loan Purpose

Loan Purpose	# of Loans	Aggregate Balance	% of Aggregate Balance
Cash Out Refinance	476	$138,226,372	49.36%
Purchase	422	115,680,215	41.31
Rate & Term Refinance	96	26,130,419	9.33
Total:	994	$280,037,006	100.00%

8. Occupancy Status

Occupancy Status	# of Loans	Aggregate Balance	% of Aggregate Balance
Primary	745	$226,383,931	80.84%
Investor	193	38,182,947	13.63
Secondary	56	15,470,129	5.52
Total:	994	$280,037,006	100.00%

9. Range of Remaining Term to Maturity (Months)

Range of Remaining Term to Maturity (Months)	# of Loans	Aggregate Balance	% of Aggregate Balance
236	1	$84,332	0.03%
237	3	694,357	0.25
238	3	935,807	0.33
239	1	199,218	0.07
240	1	117,000	0.04
335	1	1,418,748	0.51
339	1	189,637	0.07
348	1	617,325	0.22
349	4	1,506,678	0.54
350	5	1,602,242	0.57
352	6	2,379,151	0.85
353	3	1,018,243	0.36
354	20	4,840,920	1.73
355	39	13,086,130	4.67
356	159	44,437,212	15.87
357	327	93,976,680	33.56
358	196	49,312,667	17.61
359	136	42,068,829	15.02
360	87	21,551,831	7.7
Total:	994	$280,037,006	100.00%
Weighted Average: 356

10. Seasoning (Months)

Seasoning (Months)	# of Loans	Aggregate Balance	% of Aggregate Balance
0	88	$21,668,831	7.74%
1	137	42,268,047	15.09
2	199	50,248,473	17.94
3	330	94,671,037	33.81
4	160	44,521,544	15.9
5	39	13,086,130	4.67
6	20	4,840,920	1.73
7	3	1,018,243	0.36
8	6	2,379,151	0.85
10	5	1,602,242	0.57
11	4	1,506,678	0.54
12	1	617,325	0.22
21	1	189,637	0.07
25	1	1,418,748	0.51
Total:	994	$280,037,006	100.00%
Weighted Average: 3

11. Geographic Distribution

Geographic Distribution	# of Loans	Aggregate Balance	% of Aggregate Balance
California	263	$91,399,411	32.64%
New York	94	33,478,564	11.96
Florida	104	25,766,242	9.2
New Jersey	78	24,062,489	8.59
Arizona	77	14,896,542	5.32
Nevada	29	8,471,219	3.03
Massachusetts	28	8,235,075	2.94
Virginia	24	7,401,099	2.64
Maryland	23	6,942,366	2.48
Illinois	31	6,886,966	2.46
Georgia	25	5,366,583	1.92
Minnesota	20	5,156,550	1.84
South Carolina	24	4,414,167	1.58
Oregon	16	4,264,839	1.52
Pennsylvania	26	3,521,912	1.26
Washington	14	3,488,598	1.25
North Carolina	15	2,943,820	1.05
Connecticut	11	2,854,958	1.02
Texas	15	2,794,302	1
District Of Columbia	7	2,700,095	0.96
Rhode Island	6	2,687,670	0.96
New Mexico	8	1,946,185	0.69
Tennessee	3	1,699,698	0.61
Michigan	7	1,464,240	0.52
Maine	4	870,914	0.31
Idaho	5	797,210	0.28
Wisconsin	4	792,145	0.28
Utah	5	787,015	0.28
Colorado	3	528,601	0.19
Missouri	4	507,325	0.18
Louisiana	3	417,849	0.15
New Hampshire	2	387,472	0.14
Indiana	4	368,749	0.13
South Dakota	2	299,335	0.11
Ohio	1	297,781	0.11
Iowa	3	289,798	0.1
Arkansas	1	255,525	0.09
Alaska	1	169,050	0.06
Delaware	1	165,976	0.06
Mississippi	1	127,949	0.05
North Dakota	1	88,400	0.03
Oklahoma	1	42,324	0.02
Total:	994	$280,037,006	100.00%
top zip %: 0.69

12. Document Type

Document Type	# of Loans	Aggregate Balance	% of Aggregate Balance
Reduced	339	$103,562,247	36.98%
No Doc	195	48,292,506	17.25
Full	172	45,636,491	16.3
Stated Doc	163	43,386,896	15.49
No Ratio	123	38,670,376	13.81
Streamline	2	488,489	0.17
Total:	994	$280,037,006	100.00%

13. Credit Scores

Credit Scores	# of Loans	Aggregate Balance	% of Aggregate Balance
Not Available 0	9	$1,613,076	0.58%
601 - 650	174	45,948,449	16.41
651 - 700	324	91,866,996	32.81
701 - 750	265	72,879,089	26.02
751 - 800	203	62,337,355	22.26
801 - 850	19	5,392,041	1.93
Total:	994	$280,037,006	100.00%
Weighted Average: 707

14. Loan Seller

Loan Seller	# of Loans	Aggregate Balance	% of Aggregate Balance
Guaranteed Rate Inc	1	$148,601	0.05%
M.L. Moskowitz & Co.	27	9,816,990	3.51
Silver State Financial Servicer	34	10,897,812	3.89
AllState Funding	2	563,164	0.2
Alliance Bancorp	1	85,000	0.03
Cendant Mortgage	64	29,949,177	10.69
Southstar	15	3,109,010	1.11
First Financial	17	5,703,551	2.04
First Magnus	44	8,744,081	3.12
Gateway Funding DMS LP	50	9,421,853	3.36
Mid-America	17	3,227,959	1.15
Ohio Savings Bank	24	10,974,641	3.92
Secured Bankers	34	14,242,070	5.09
Wells Fargo Home Mortgage, Inc.	189	48,310,390	17.25
UBS Conduit	475	124,842,707	44.58
Total:	994	$280,037,006	100.00%

15. Servicer

Servicer	# of Loans	Aggregate Balance	% of Aggregate Balance
Standard Mortgage Corp	1	$189,637	0.07%
Cendant	64	29,949,177	10.69
Cenlar	677	184,919,029	66.03
Downey	1	183,386	0.07
GMAC Mortgage	35	10,955,507	3.91
MIDAMERICA	26	5,231,029	1.87
Nextstar	1	298,852	0.11
Wells Fargo	189	48,310,390	17.25
Total:	994	$280,037,006	100.00%

16. Mortgage Ins.

Mortgage Ins.	# of Loans	Aggregate Balance	% of Aggregate Balance
GEMICO	5	$1,351,769	0.48%
MGIC	5	938,911	0.34
PMI Mortgage Insurance	10	1,852,694	0.66
Radian Guaranty	5	1,522,635	0.54
Republic Mortgage Insurance	8	1,672,339	0.6
Triad Guaranty Insurance Co.	2	576,162	0.21
United Guaranty	12	2,812,870	1
ORIG LTV <= 80	947	269,309,628	96.17
Total:	994	$280,037,006	100.00%
% LTV > 80 NO MI: 0.00%

17. Current Delinquency (Days)

Current Delinquency (Days)	# of Loans	Aggregate Balance	% of Aggregate Balance
0	986	$278,502,633	99.45%
30	8	1,534,374	0.55
Total:	994	$280,037,006	100.00%